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                                                                   EXHIBIT 10.35


                         EMPLOYMENT SEPARATION AGREEMENT
                          AND MUTUAL RELEASE OF CLAIMS

         THIS AGREEMENT is made as of the 19th day of August, 2002, by and between William Lenich ("Executive") and R.G. Barry Corporation, an Ohio corporation (the "Company").

                              W I T N E S S E T H:


         WHEREAS, Executive is currently employed by the Company as its President and Chief Operating Officer pursuant to an Employment Agreement dated February 19, 2001 between the Company and Executive (the "Employment Agreement"), and is also a director of the Company; and

         WHEREAS, Executive and the Company desire to formalize the terms of Executive's separation of employment from the Company and his ceasing to be an officer and director of the Company and its subsidiaries.

         NOW, THEREFORE, in consideration of the promises and the agreements and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. TERMINATION OF EMPLOYMENT; RESIGNATION AS DIRECTOR. Effective August 19, 2002 (the "Date of Termination"), Executive shall cease to be an employee and officer of the Company and each of its subsidiaries. In addition, Executive hereby tenders his resignation as a member of the Board of Directors of the Company and each of its subsidiaries, effective as of the Date of Termination. Following the Date of Termination, Executive shall have no employment or other work-related responsibilities to the Company. Executive's employment with the Company will be deemed to have been terminated by the Company without Cause, as that term is defined in the Employment Agreement, except that Executive will only be entitled to the payments and benefits provided in this Agreement.

         2. TERMINATION OF THE EMPLOYMENT AGREEMENT. Executive and the Company agree that the Employment Agreement shall terminate and be null and void effective as of the Date of Termination, except that pursuant to and in accordance with Section 5.03[2] of the Employment Agreement, all unvested Options (as defined in the Employment Agreement) held by Executive will become fully vested as of the Date of Termination, and all Options, including Options vested prior to the Date of Termination and Options vesting as of the Date of Termination, will be exercisable to the extent permitted under the terms of the option plans under which they were granted and the individual option agreements under which they were issued.


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         3. CONSIDERATION FOR AGREEMENT. Executive agrees and acknowledges that the payments and benefits set forth herein will be paid and/or provided by the Company no sooner than eight days after execution of this Agreement, provided Executive does not exercise his right of revocation set forth in Paragraph 12 of this Agreement.

         4. PAYMENTS TO EXECUTIVE. Unless the Company exercises its Mitigation Rights as set forth in Paragraph 6 of this Agreement, the Company shall pay the Executive nine payments of Thirty Seven Thousand, Five Hundred Dollars ($37,500) each. The first of these nine payments shall be made eight days after the execution of this Agreement (provided the Executive does not exercise his right of revocation set forth in Paragraph 12) and the following eight payments will be made on the first day of each successive month for the next eight months, beginning on October 1, 2002 (the "Payment Period"). The parties agree and acknowledge that payments provided for in this Paragraph shall not be deemed severance payments and the Company shall issue a 1099 Form for the payments made to Executive.

         5. NON-COMPETE AND NON-SOLICITATION PROVISIONS. In consideration for the payments made in Paragraph 4 of this Agreement and other good and valuable consideration set forth herein and subject to the provisions of Paragraph 6 of this Agreement, Executive, for a period of twelve months from the Date of Termination (the "Non-Compete Period"), agrees to the following:


                  (a) Executive will not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever) or enter the employment of or act as agent for or adviser or consultant to any person or entity engaged in (or is about to become engaged in) the manufacturing and/or wholesaling of [1] slippers or [2] any other product that then comprises more than ten percent of the Company's gross revenues for its most recently completed fiscal year or the annualized gross revenues for its current fiscal year. However, the restrictions described in this Paragraph 5(a) will not be applied to: [1] prevent Executive from obtaining subsequent employment (of any kind) with a diversified retailer (e.g., Macys, Sears Roebuck and/or Nine West Group, etc.); or [2] prevent Executive from purchasing, for investment purposes only, any stock or other corporate security that is listed on a national securities exchange or quoted in any national market system, so long as such stock or other corporate security owned by Executive does not represent more than five percent of the market value or voting power of the total stock or other corporate securities of that class;

                  (b) Executive will not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries to leave the employment of the


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                           Company or its subsidiaries nor will Executive use or
                           disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its subsidiaries.

         6. MITIGATION RIGHTS. If Executive secures full-time employment with another employer in any capacity during the Payment Period ("Full-Time Employment"), the Executive shall notify, in writing, the Company's Chief Executive Officer no later than ten days after Full-Time Employment is secured of the following: (1) the Executive's starting date of Full-Time Employment; (2) the name of the employer; (3) the location where Executive will be primarily employed; and (4) the Executive's monthly rate of compensation to be received through the Full-Time Employment (the "Notice"). If Executive secures Full-Time Employment during the Payment Period, the Company shall have the right to elect to reduce any remaining payments due and owing under Paragraph 4 of this Agreement by the gross monthly compensation earned by the Executive in the Full-Time Employment if the Company notifies the Executive within ten days of the later of the Company's receipt of the Notice or the Executive's first day of Full-Time Employment as disclosed by Executive in the Notice of its desire to exercise its rights under this Paragraph 6 ("Mitigation Rights"). If the Company exercises its Mitigation Rights, the Non-Compete Period shall terminate ninety days after the Executive's first day of Full-Time Employment as disclosed by Executive in the Notice. If the Company does not exercise its Mitigation Rights or if the Executive does not secure Full-Time Employment, neither the Non-Compete Period nor the Payment Period shall be altered by this Paragraph 6. The parties acknowledge that the Executive intends to diligently seek Full-Time Employment during the Payment Period; however, this Agreement does not obligate Executive to either seek or obtain Full-Time Employment.

         7. ADDITIONAL CONSIDERATION. In consideration of the Employee's promises and covenants set forth herein, the Company further agrees:

                  (a) To provide to Executive and his eligible dependents, at the Company's expense during the Payment Period, all medical, dental, prescription drug and hospitalization insurance coverages and benefits provided by the Company to its executive officers. The Company's obligations under this Paragraph 7(a) shall cease if the Company exercises its Mitigation Rights. Upon the termination of such Company provided coverage, the Executive shall have the right to extend coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161, et seq. ("COBRA") for up to 18 months and the Employee agrees that this Agreement satisfies the notice requirements of COBRA provided, that the Company delivers to Executive a COBRA election form in a timely manner following the termination of such coverage;



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                  (b)      To pay or reimburse Executive for all reasonable
                           costs and expenses incurred in packing and moving his personal property from Ohio and in paying the remaining monthly payments owing under a lease for his current residence in Central Ohio; provided that the maximum amount of costs and expenses which the Company shall be obligated to pay or reimburse under this Paragraph 7(b) shall not exceed $5,000; and

                  (c) To pay Executive all accrued wages and vacation and to reimburse Executive's reasonable business expenses incurred prior to the Date of Termination pursuant to the Company's normal practices and procedures.

         8. PAYMENT OF EXECUTIVE'S TAXES. Executive agrees that he is solely and legally responsible to pay any all applicable income taxes on the payments and benefits provided pursuant to this Agreement and further agrees to indemnify and hold harmless the Company (and its officers, directors, shareholders, employees, agents, affiliates, subsidiaries, divisions, successors and assigns) from any claim or liability for any taxes, penalties or interest for which he is responsible as a result of his failure to pay any applicable income taxes on the payments and benefits provided to him pursuant to this Agreement.

         9. NON-DISPARAGEMENT. Executive agrees to refrain from making any statements in respect of the Company or any of its subsidiaries, their respective officers or directors, or any business or services engaged in or performed by any of them, which would detract from their commercial, personal or professional reputations. The Company and its officers and directors agree to refrain from making any public statements in respect of Executive which would detract from Executive's personal or professional reputation. Notwithstanding the foregoing, nothing in Paragraph 9 shall prevent the Company or any person from responding to incorrect, disparaging, or derogatory public statements or from making any truthful statements to enforce the terms of this Agreement.

         10. GENERAL RELEASE BY EXECUTIVE. Executive, for himself and for his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily, fully and forever, release, acquit and discharge the Company, its subsidiaries and their respective successors, assigns, officers, directors, shareholders, agents, attorneys and employees and the respective heirs, executors, administrators, successors and assigns thereof (collectively, the "Company Parties") from any and all claims, demands, damages, expenses, liabilities, judgments, actions and causes of action, including claims for attorneys' fees, which Executive now has or may in the future have arising under any federal, state or local statutory or common law or agreement or contract, whether in law or in equity, whether in any federal or state court or arbitral body or before any administrative agency of any federal, state, county or municipal government, relating directly or indirectly to, or resulting directly or indirectly from, (i) Executive's employment with or service as an officer of the Company or any subsidiary of the



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Company and the termination of his employment and service as an officer with the
Company or any subsidiary; (ii) all claims relating to or arising out of the terms and conditions of any such employment or the terms and conditions of the Employment Agreement, (iii) all alleged wrongful terminations, breaches of contract and/or personal injury claims of any description; or (iv) any other matters relating to Executive's past or present relationship with any of the Company Parties, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, all claims under the Fair Labor Standards Act, all claims under the Equal Pay Act, all claims under Ohio Revised Code Sections 4112.01 through 4112.99, all claims under the Worker Adjustment and Retraining Notice Act (WARN), all claims under the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, all claims under the Occupational Safety and Health Act, and all claims arising under the Age Discrimination in Employment Act of 1967 and the Older Workers' Benefit Protection Act, all as amended. Notwithstanding the foregoing, Executive does not release any of the following claims or rights:

                  (a) Any right to enforce this Agreement or the option agreements between Executive and the Company;

                  (b) All rights of Executive under and pursuant to the terms of Company employee benefit plans in which he is or was a participant and has vested rights thereunder, including rights under the Stock Option Agreement dated as of February 19, 2001 pursuant to which he received an option to purchase 88,767 common shares of the Company, the Stock Option Agreement dated as of February 19, 2001 pursuant to which he received an option to purchase 1,325 common shares of the Company, the Stock Option Agreement dated as of February 19, 2001 pursuant to which he received an option to purchase 100,000 common shares of the Company, and the Stock Option Agreement dated December 26, 2001 pursuant to which he received an option to purchase 150,000 common shares of the Company; and

                  (c) Any right to indemnification in accordance with the articles of incorporation, code of regulations, or other corporate governance document of the Company or its subsidiaries or any applicable insurance policy with respect to any liability Executive has or might have incurred as an employee, officer, or director of the Company or its subsidiaries

         11. GENERAL RELEASE BY THE COMPANY. The Company does hereby on behalf of itself, its successors, subsidiaries and assigns, knowingly and voluntarily, fully and forever release, acquit and discharge Executive and his heirs, executors, administrators, successors and assigns from any and all claims, demands, damages, expenses, liabilities, judgments, actions and causes of action, including claims for attorneys' fees, which the Company now has or may in the future have arising under any federal, state or local


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statutory or common law or agreement or contract, whether in law or in equity, whether in any federal or state court or arbitral body or before any administrative agency of any federal, state, county or municipal government, relating directly or indirectly to, or resulting directly or indirectly from,
(i) Executive's service as an employee or officer of the Company or any subsidiary of the Company or the separation of Executive's employment with the Company or any subsidiary of the Company; (ii) all claims relating to or arising out of the terms and conditions of any such employment or service as an officer;
(iii) all alleged wrongful conduct, breaches of contract and/or personal injury claims of any description; or (iv) any other matters relating to Executive's past or present relationship with the Company. Notwithstanding the foregoing, the Company does not release any of the following rights or claims:

                  (a)      Any right to enforce this Agreement;

                  (b) Any right to enforce the terms and conditions of any employee benefit plan in which Executive is or was a participant, including the stock option agreements referred to in Paragraph 10 above; and

                  (c) Any defenses the Company or its subsidiaries have or may have under the indemnification and/or insurance policies set forth in Clause (c) of Paragraph 10 of this Agreement.

         12. ADDITIONAL AGREEMENTS OF EXECUTIVE. Executive agrees that the payments and benefits to be provided to him under this Agreement are not to be construed as an admission of any obligation or liability on the part of the Company. The Company denies any liability in this matter. Exclusively as this Agreement pertains to Executive's release of claims under the Age Discrimination in Employment Act, Executive, pursuant to and in compliance with rights afforded him under the Older Workers Benefit Protection Act: (i) is advised that he does not waive rights or claims that arise after the date on which this Agreement is signed by him and the Company; (ii) is advised to consult with an attorney prior to executing this Agreement; (iii) is given a period 21 days from the receipt of this Agreement within which to consider it; and (iv) is given a period of seven days following the signing of this Agreement in which to revoke it. A revocation of this Agreement shall be effective only on the delivery of a written revocation to the Company within the seven-day time period set forth above. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired. Employee's knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that he has had the opportunity to review this Agreement with his attorney; that he has received consideration under this Agreement in addition to anything of value to which he was otherwise already entitled; that he was afforded a 21-day period of time to consider it before executing it; that he was given a seven-day period in which to revoke this Agreement after it was signed; and that he agrees this Agreement is written in a manner that enables him to fully understand its content and meaning. Executive agrees that he has read this Agreement in its entirety and





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that his agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.

         13. ARBITRATION. Except for claims and actions brought pursuant to and governed by Paragraph 16 of this Agreement, Executive and Company agree that arbitration will be the exclusive means of resolving all disputes or questions arising out of or relating to this Agreement. Any arbitration may be initiated by either the Executive or the Company by written notice to the other specifying the subject of the requested arbitration. The arbitration shall be conducted as follows:

         (a) The arbitration will take place in Columbus, Ohio (or another location mutually agreed upon by the Company and Executive) and will be conducted in accordance with the rules of the American Arbitration Association in effect when the arbitration begins. Any determination or award made or approved by the arbitrator will be final and binding on the Company and Executive. Judgment upon any award made in any arbitration may be entered and enforced in any court having competent jurisdiction.

         (b) The costs of arbitration (including legal and other professional fees incurred) will be borne solely by the party who incurs such costs regardless of the result of the arbitration.

         14. ASSISTANCE IN LITIGATION. Subject to the Executive's reasonable business commitments, Executive agrees that he will make himself reasonably available upon reasonable notice to cooperate with and assist the Company in the prosecution of and defense of claims, actions, assertions, lawsuits, and arbitrations of and defense of any claims, actions, assertions, lawsuits, and arbitrations that are currently pending or that may arise in the future. Executive's assistance to the Company shall include, but not be limited to, agreeing to speak informally with the Company and the Company's counsel on the matters, providing any documentation and information to the Company that may be relevant to the matters, only speaking or providing documentation and information to third parties as required by law or with the consent of the Company, and testifying on behalf of the Company. The Company agrees to reimburse the Executive for reasonable expenses actually incurred in connection with such assistance, including, but not limited to, reimbursement of lost wages incurred as a result of this Paragraph. If Executive's assistance required under this Paragraph exceeds ten days in any thirty day period, the parties will agree upon an hourly rate of compensation for all hours of assistance except for hours of testimony. The parties agree and understand that Executive's obligations under this Paragraph shall cease two years from the Date of Termination.

         15. TRADE SECRETS. Executive understands and agrees that due to his position with the Company, Executive has received confidential and proprietary information relating to the business affairs of the Company and its subsidiaries ("Trade Secrets"), including, but not limited to, technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other



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information concerning the Company's and the Company's subsidiaries' products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company and its subsidiaries to be proprietary and confidential and in the nature of trade secrets. Executive agrees that he will keep Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the Company's prior written consent or use such information for his benefit or the benefit of any third person without the Company's prior written consent. This confidentiality restriction has no temporal, geographical or territorial restrictions; provided, however, that if, in the written opinion of counsel, Executive is legally compelled to disclose Trade Secrets to any tribunal, disclosure of only those Trade Secrets that that counsel advises in writing are legally required to be disclosed will not be considered a violation of this Paragraph but only if Executive gives the Company reasonable advance notice that such disclosure will be required.

         16. REMEDIES AVAILABLE AS TO NON-COMPETE, NON-SOLICITATION AND TRADE SECRETS OBLIGATION. The Parties recognize that the Company will have no adequate remedy at law for breach by Executive of the restrictions imposed by Paragraphs 5 and 15 of this Agreement and that the Company and its subsidiaries could suffer substantial and irreparable damage if Executive breaches any of these restrictions. For this reason, Executive agrees that, if Executive breaches any of the restrictions imposed under Paragraphs 5 and 15 of this Agreement, the Company and its subsidiaries, in addition to the right to seek monetary damages, may seek a temporary and/or permanent injunction to restrain any breach or threatened breach of these restrictions or a decree of specific performance, mandamus, or other appropriate remedy to enforce compliance with the restrictions imposed under this article. Further, the parties agree that any court of competent jurisdiction situated in Franklin County, Ohio, shall have exclusive jurisdiction and venue relating to any suit or other legal proceedings concerning the breach of Paragraphs 5 and 15 of this Agreement.

         17. RETURN OF COMPANY PROPERTY. Within fifteen business days after the Executive's Date of Termination, Executive shall promptly return to the Company all property other than personal property, including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions thereof that have been produced by, received by or otherwise been submitted to Executive in the course of his employment with the Company. For purposes of this Paragraph, "personal property" includes Executive's rolodex if Executive provides the Company with a copy of all non-personal information contained in the rolodex within this fifteen business day period.

         18. MISCELLANEOUS. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties hereto, except as and to the extent specifically set forth herein. It shall be interpreted and enforced under the laws of the State of Ohio. If for any reason any portion of this Agreement is deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect. This


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Agreement is binding upon and shall inure to the benefit of the party's successors and assigns.

         19. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

The Company:                                    Executive:


R.G. BARRY CORPORATION                          /s/ William Lenich
                                                -------------------------
                                                William Lenich

By /s/ Gordon Zacks
   ------------------------------
   Gordon Zacks, Chairman and CEO





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